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                                                                    EXHIBIT 99.1

                      PINNACLE AIRLINES DECEMBER OPERATIONS

MEMPHIS, TN--Jan 12, 2005 -- Pinnacle Airlines (NASDAQ:PNCL) experienced significant weather and related delays and cancellations in December as severe weather conditions impacted all three Pinnacle hubs and a large part of its network. The Memphis operation experienced considerable disruption due to heavy icing over the holiday period. Further, Pinnacle's ability to recover quickly was impeded by limitations in its crew scheduling and communications systems. Management had identified these system limitations previously and installation of more robust systems is due in the first quarter 2005. Pinnacle has instituted policies and adjustments to assure that its operational needs during poor weather days are covered in the interim. The operation fully recovered after the event. These operational disruptions will have a negative impact on Pinnacle's fourth quarter financial results.

"On behalf of all of the People at Pinnacle, I am deeply sorry for any disruption to our Customers," said Philip Trenary, President & CEO. "Our first goal is to operate safely and in compliance with regulatory guidelines."

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,000 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our website at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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